Exhibit 99.1

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
April 27, 2018	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS PER

SHARE FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2018

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $634 thousand or $0.35 per diluted share, for the three months ended March 31, 2018 as compared to $426 thousand or $0.23 per diluted share for the same period in 2017. The $208 thousand increase in net income during the three months ended March 31, 2018 was primarily attributable to a $194 thousand increase in net interest income, a $5 thousand decrease in provisions for loan losses and a $30 thousand decrease in income tax expense. The increase in net interest income during the three months ended March 31, 2018 was attributable to a $524 thousand increase in interest income, which was partially offset by a $330 thousand increase in interest expense. The increase in interest income was primarily attributable to higher average yields on the Company’s investment and mortgage-backed securities as well as an increase in average loan balances when compared to the same period in 2017. The increase in interest expense was primarily attributable to higher rates paid on Federal Home Loan Bank (“FHLB”) borrowings and time deposits and higher average balances of FHLB borrowings outstanding during the three months ended March 31, 2018, when compared to the same period in 2017. The decrease in the provision for loan losses was primarily attributable to lower originations of single-family loans during the quarter ended March 31, 2018, partially offset by an increase in the Company’s ALLL reserve factor for the single family-permanent loan segment, when compared to the same period in 2017. The decrease in income tax expense for the quarter ended March 31, 2018 when compared to the same period of 2017 reflects the reduced federal corporate tax rate offset by higher levels of taxable income.

Net income for the nine months ended March 31, 2018 totaled $1.5 million or $0.84 per diluted share, as compared to $1.2 million or $0.65 per diluted share for the same period in 2017. The $314 thousand increase in net income during the nine months ended March 31, 2018 was primarily attributable to a $524 thousand increase in net interest income and a $28 thousand decrease in provisions for loan losses, which were partially offset by an increase of $239 thousand in income tax expense. The increase in net interest income during the nine months ended March 31, 2018 was attributable to a $1.4 million increase in interest income, which was partially offset by an $881 thousand increase in interest expense. The increase in interest income was primarily attributable to higher average yields on the Company’s investment and mortgage-backed securities as well as an increase in average loan balances when compared to the same period in 2017. Also contributing to the increase in interest income for the nine months ended 2018 were higher average balances and yields attributable to dividends received on FHLB stock. The increase in interest expense was primarily attributable to higher average market rates paid on FHLB borrowings and time deposits which were partially offset by lower average balances of FHLB long-term advances outstanding, during the nine months ended March 31, 2018, when compared to the same period in 2017. The decrease in the provision for loan losses was primarily attributable to lower originations of single-family loans, which was partially offset by an increase in the Company’s ALLL reserve factor for the single family-permanent loan segment, during the nine months ended March 31, 2018 compared to the same period of 2017. The increase in income tax expense for the nine months ended March 31, 2018 when compared to the same period in 2017 was primarily the result of an additional $133 thousand federal income tax expense due to the write down of the Company’s net deferred tax assets associated with the Tax Cuts and Jobs Act of 2017 as well as higher taxable income. Partially offsetting the $133 write down and the higher taxable income was the reduced corporate federal tax rate effective January 1, 2018.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	March 31, 2018 (Unaudited)	June 30, 2017 (Unaudited)
Total assets	$356,441	$351,609
Cash and Cash Equivalents	6,863	2,272
Certificates of Deposits	598	10,380
Investment securities available-for-sale	128,725	108,449
Investment securities held-to-maturity	6,186	8,678
Mortgage-backed securities held-to-maturity	119,747	129,321
Net loans receivable	80,195	77,455
Deposits	140,605	145,289
FHLB advances: long-term, fixed-rate	—	10,000
FHLB advances: long-term, variable-rate	—	6,109
FHLB advances: short-term	179,791	155,799
Equity	34,170	33,043
Book value per share – Common Equity	17.02	16.45
Book value per share – Tier I Equity	17.14	16.54
Annualized Return on average assets	0.58%	0.48%
Annualized Return on average equity	6.09%	4.94%
Tier I leverage ratio	9.78%	9.53%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	(Unaudited)		(Unaudited)
	2018	2017	2018	2017
Interest income	$2,482	$1,958	$6,955	$5,550
Interest expense	818	488	2,138	1,257

Net interest income	1,664	1,470	4,817	4,293
Provision for loan losses	10	15	22	50

Net interest income after provision for loan losses	1,654	1,455	4,795	4,243
Non-interest income	121	130	360	367
Non-interest expense	908	896	2,738	2,746

Income before income tax expense	867	689	2,417	1,864
Income taxes	233	263	884	645

NET INCOME	$634	$426	$1,533	$1,219

EARNINGS PER SHARE:
Basic	$0.35	$0.23	$0.84	$0.65
Diluted	$0.35	$0.23	$0.84	$0.65
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,828,283	1,882,593	1,826,568	1,879,927
Diluted	1,829,750	1,882,593	1,827,057	1,879,927